Exhibit 3.2

BCA-Articles of Amendment - BRAZIL POTASH CORP. - OCN:2115567 - October 18, 2024

Ministry of Public and Business Service Delivery

Articles of Amendment

Business Corporations Act

Corporation Name (Date of Incorporation/Amalgamation)

BRAZIL POTASH CORP. (October 10, 2006)

1. The name of the corporation is changed to:

Not amended

2. The number of directors or the minimum/maximum number of directors are amended as follows:

Not amended

3. The articles are amended as follows:

A. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. If none, enter “None”:

Not amended

B. The classes and any maximum number of shares that the corporation is authorized to issue:

To consolidate the issued and outstanding common shares in the capital of the Corporation on the basis of four (4) pre-consolidation common shares to one (1) post-consolidation common share.

In the event that the change of number of the issued and outstanding common shares in the capital of the Corporation would otherwise result in the issuance of a fractional common share, no fractional common share shall be issued and such fractional share shall be rounded down to the nearest whole number of common shares.

The endorsed Articles of Amendment are not complete without the Certificate of Amendment.

Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

Director/Registrar, Ministry of Public and Business Service Delivery	Page 1 of 2

BCA-Articles of Amendment - BRAZIL POTASH CORP. - OCN:2115567 - October 18, 2024

C. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors’ authority with respect to any class of shares which may be issued in series. If there is only one class of shares, enter “Not Applicable”:

Not amended

D. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows. If none, enter “None”:

Not amended

E. Other provisions:

Not amended

4. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.

5. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on:

July 30, 2024

The articles have been properly executed by the required person(s).

The endorsed Articles of Amendment are not complete without the Certificate of Amendment.

Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

Director/Registrar, Ministry of Public and Business Service Delivery	Page 2 of 2